Exhibit 10.1(i)

                    , 2006

Dekania Corp.

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center, 25th Floor

New York, NY 10080

Maxim Group LLC

405 Lexington Avenue

New York, New York 10174

Re:	Initial Public Offering of Dekania Corp.

Ladies and Gentlemen:

In consideration of the proposed transaction pursuant to which Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Maxim Group LLC (“Maxim Group”) (collectively with Merrill Lynch, the “Representatives”) will act as representatives of the underwriters in an initial public offering of the securities of the Company (“IPO”), the undersigned officer and/or director of Dekania Corp. (the “Company”) hereby agrees with the Company and the Representatives as follows (certain capitalized terms used herein are defined in Paragraph 12 hereof):

1. (a) In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the registration statement relating to the IPO (or 24 months under the circumstances described in the Prospectus (such later date being referred to herein as the “Termination Date”)), the undersigned shall, in accordance with all applicable requirements of the Delaware General Corporation Law, take all action reasonably within his power to dissolve the Company and distribute all funds held in the Trust Account to holders of IPO Shares as soon as reasonably practicable following the Termination Date in the manner set forth in the Prospectus including, without limitation: (i) causing the Company’s board of directors to convene and adopt a plan of dissolution and liquidation, (ii) voting, as a director (if applicable), in favor of adopting such plan of dissolution and liquidation; (iii) within 5 business days of any such adoption by the Company’s board of directors, causing the Company to prepare and file a proxy statement with the Securities and Exchange Commission (“SEC”) setting out, and calling for a vote by the Company’s stockholders in favor of, the plan of dissolution and liquidation and (iv) voting, as a stockholder, all of the undersigned’s voting securities of the Company in favor of any such plan of dissolution and liquidation. In addition, from and after the Termination Date, the undersigned will, in accordance with the Company’s amended and restated certificate of incorporation, take all action reasonably within his power to limit the Company’s activities to winding up its affairs and to dissolving the Company and liquidating the Trust Account.

(b) If the Company seeks approval from its stockholders to consummate a Business Combination within 90 days prior to the expiration of the 24 month period following the Effective Date (assuming that the period in which the Company may consummate a Business Combination has been extended under the circumstances described in the Prospectus), the undersigned agrees to take all such action reasonably within his power to ensure that the proxy statement related to such Business Combination will seek stockholder approval for the plan of dissolution and liquidation of Company in the event the stockholders do not approve such Business Combination.

(c) If: (i) no agreement has been executed and no letter of intent with respect to a Business Combination has been signed by the Company prior to the date that is 18 months after the Effective Date or (ii) no proxy statement seeking the approval of the stockholders for a Business Combination has been filed with the SEC by the date that is 30 days prior to the date that is 24 months after the Effective Date, the undersigned agrees to take, promptly following either such date, all such action reasonably within his power to convene a meeting of the board of directors of the Company to adopt a plan of dissolution and liquidation of the Company and, within 5 business days of such date, to file a proxy statement with the SEC seeking stockholder approval for such plan.

(d) Except with respect to any of the IPO Shares acquired by the undersigned in connection with or following the IPO, the undersigned hereby irrevocably: (i) waives any and all right, title, interest, cause of action or claim of any kind (“Claim”) in or to all funds in the Trust Account and any remaining net assets of the Company upon liquidation of the Trust Account and dissolution of the Company, (ii) waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company, which Claim would reduce, encumber or otherwise adversely affect the amounts held in the Trust Account and (iii) agrees that the undersigned will not seek recourse (legal, equitable or otherwise) against the Trust Account for any reason whatsoever.

2. In connection with the vote required to consummate a Business Combination, the undersigned agrees that he will vote all voting securities of the Company owned by him prior to the IPO (the “Insider Shares”), if any, in accordance with the majority of the votes cast by the holders of the IPO Shares, and all voting securities of the Company acquired in connection with or following the IPO in support of a Business Combination.

3. The undersigned agrees to escrow the Insider Shares owned by the undersigned, if any, for the period commencing on the Effective Date and ending on the earlier to occur of: (i) the closing by the Company of its initial Business Combination that results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property subsequent to consummation of such Business Combination and (ii) the third anniversary of the Effective Date, in either case subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

4. Subject to any pre-existing fiduciary obligations the undersigned might have (which fiduciary obligations and the names of the entities relating thereto shall be disclosed by the undersigned to the Company’s board of directors prior to presenting such opportunity), the undersigned agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable Business Combination opportunity, until the earlier of: (i) the closing by the Company of its initial Business Combination, (ii) the Termination Date and (iii) such time as the undersigned ceases to be an officer or director of the Company,

5. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (“NASD”) and is reasonably acceptable to the Representatives that the Business Combination is fair to the Company’s stockholders from a financial perspective.

6. (a) None of the undersigned, any member of the family of the undersigned, or any affiliate of the undersigned (“Affiliate”) will be entitled to receive, and no such person will accept, at any time, any compensation for services rendered to the Company prior to the consummation of a Business Combination.

(b) Notwithstanding the provisions of Paragraph 6(a) hereof to the contrary, the undersigned shall be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

7. Neither the undersigned, any member of the family of the undersigned, nor any Affiliate will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate originates a Business Combination.

8. (a) The undersigned confirms that he is acting as a director of the Company and consents to being named in the registration statement of which the Prospectus forms a part. Except as otherwise set forth in this Paragraph 8(a), and subject to any other employment or similar contracts between the undersigned and the Company, the undersigned agrees to serve in such capacity and to not resign (or advise the Company’s board of directors that he declines to seek re-election to the Board of Directors) from his position as officer and/or director of the Company as set forth in the Prospectus without the prior consent of the Representatives (such consent not to be unreasonably withheld, conditioned or delayed) until the earlier of the consummation by the Company of a Business Combination and the completion of the Company’s winding up, dissolution and liquidation. The undersigned acknowledges (and, by their receipt hereof, the Representatives and the Company acknowledge) that the foregoing does not interfere with or limit in any way the right of the Company to terminate the undersigned’s employment at any time (subject to other contractual rights the undersigned may have) nor confer upon the undersigned any right to continue in the employ of Company. The undersigned may, however, and without violating this Paragraph 8(a), terminate his association with the Company for Good Reason by giving the Company thirty (30) days written notice. “Good Reason” means: (i) the occurrence of a physical or mental condition of the undersigned or his immediate family which prevents the undersigned from acting in his capacity with the Company for a period of forty-five (45) consecutive days or (ii) the commission by the Company or its executive officers or directors (excluding the undersigned) of any material fraud or unlawful act relating to the Company or its operations. Notwithstanding the foregoing, in the event that the undersigned has an employment agreement with the Company which contains the right of the undersigned to terminate his association with the Company for “Good Reason” (or similar defined term), the definition of Good Reason in such agreement shall supersede the definition contained herein and shall be incorporated by reference in full herein as if set forth herein.

(b) The undersigned’s biographical information furnished to the Company and the Representatives and attached hereto as Exhibit A is true and accurate in all material respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. The undersigned’s Director and Officer Questionnaire previously furnished to the Company and the Representatives is true and accurate in all material respects as of the date first written above.

(c) The undersigned represents and warrants that:

(i) he is not subject to and is not a respondent in any legal action for, any injunction relating to, or any cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(ii) he has never been convicted of or pleaded guilty to any crime: (A) involving any fraud or (B) relating to any financial transaction or handling of funds of another person, or (C) pertaining to any dealings in any securities, and he is not currently a defendant in any such criminal proceeding; and

(iii) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked or been the subject of or to an SEC, NASD or similar regulatory consent decree or other disciplinary or regulatory measure.

9. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as a director of the Company.

10. The undersigned authorizes any employer, former employer or consumer credit reporting agency to release any information they may have about the undersigned’s background and finances to the Representatives and their legal representatives or agents (including any investigative search firm retained by them) (“Information”) solely for purposes of performing their due diligence in connection with the IPO. Neither the Representatives nor their agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection; provided, however, that any Information so obtained shall: (i) be treated confidentially by the Representatives with the same degree of care as they treat their respective confidential information and (ii) not be disclosed to any third party (other than potential underwriters in the IPO solely in connection with their due diligence and as otherwise may be required by law, rule, regulation or judicial or governmental process) without the undersigned’s consent.

11. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby irrevocably: (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York located in New York County or the federal courts of the United States of America for the Southern District of New York, and irrevocably submits to the jurisdiction of such courts, which jurisdiction shall be exclusive, (ii) waives any objection to the exclusive in personam jurisdiction of such courts and any objection that such courts represent an inconvenient forum and (iii) agrees that service of process upon him in any such action may be made if delivered in person, by courier or overnight delivery service, by telegram, by facsimile transmission or by first class mail, and shall be deemed effectively given upon receipt.

12. As used herein, the following capitalized terms shall have the following meanings:

(a) a “Business Combination” shall mean an acquisition by the Company, by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business or businesses with respect to the insurance industry in the United States, Canada, Bermuda and the Cayman Islands.

(b) “Insiders” means all officers, directors and stockholders of the Company immediately prior to the IPO;

(c) “IPO Shares” means the shares of Common Stock issued in the Company’s IPO;

(d) “Prospectus” means the prospectus relating to the IPO.

(e) “Trust Account” means the trust account in which the proceeds to the Company of the IPO will be deposited and held for the benefit of the holders of the IPO shares, as described in greater detail in the Prospectus.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this letter agreement to the Representatives as of the date first written above.

Steven M. Qua

[Signature Page to Letter Agreement, dated                     , 2006]

Exhibit A

Biographical Information

Stephen M. Qua has been a director since April 2006. From July 1957 until January 2006, Mr. Qua held several positions with Qua Auto Group ultimately becoming its President. Qua Auto Group consisted of six automobile dealerships, a car leasing company and a rental car company with annual revenues of approximately $85 million. In 1970, Mr. Qua became a founding director of ACCEL International Corporation, where he was, until his resignation from the board in January 2000, the Chairman of the Audit Committee and a member of the Executive Committee. Mr. Qua is a past director of the National Automobile Dealers Association and for twenty-one years he was a trustee of the National Automobile Dealers Association Retirement Trust and previously served in the role of chairman.

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